                                                                    EXHIBIT 4.17


                                                                [EXECUTION COPY]

================================================================================


                              COLLATERAL AGREEMENT


                           dated as of March 4, 1998


                                     among


                         DOLLAR THRIFTY FUNDING CORP.,


                          CREDIT SUISSE FIRST BOSTON,

        as Liquidity Agent  and Series 1998-1 Letter of Credit Provider



                    CREDIT SUISSE FIRST BOSTON CORPORATION,

                                  as a Dealer,

                                      and

                             BANKERS TRUST COMPANY,

                     as Depositary and as Collateral Agent



================================================================================

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                            ARTICLE I.
                                                           DEFINITIONS
SECTION 1.01.    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                                           ARTICLE II.
                                                    OBLIGATIONS COLLATERALIZED
SECTION 2.01.    Obligations Collateralized Hereby  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                                           ARTICLE III.
                                        AGENTS; REPRESENTATIONS, WARRANTIES AND COVENANTS
SECTION 3.01.    DTFC and Other Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
SECTION 3.02.    Representations and Warranties of DTFC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SECTION 3.03.    Additional Representations, Warranties and Covenants of DTFC . . . . . . . . . . . . . . . . . . . . . 6
SECTION 3.04.    Representations and Warranties of the Collateral Agent . . . . . . . . . . . . . . . . . . . . . . . . 7

                                                           ARTICLE IV.
                                                            ASSIGNMENT
SECTION 4.01.    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
SECTION 4.02.    Application of Assigned Collateral and Deposited Funds . . . . . . . . . . . . . . . . . . . . . . .  10
SECTION 4.03.    Performance of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
SECTION 4.04.    Amendments; Waivers; Declaration of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 4.05.    Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12



                                                            ARTICLE V.
                             COLLATERAL ACCOUNT, LIQUIDITY LENDER ACCOUNT,AND CREDIT ENHANCER ACCOUNT
SECTION 5.01.    Establishment of Collateral Account, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
SECTION 5.02.    Assignment of Accounts, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
SECTION 5.03.    Application of Deposited Funds and Assigned Collateral . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 5.04.    Eligible Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 5.05.    Liquidity Demand; Commitment Termination Demand  . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                           ARTICLE VI.
                                                             DEFAULT
SECTION 6.01.    Rights of the Collateral Agent upon Liquidity Agreement Amortization Event and
                          Liquidation Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                           ARTICLE VII.
                       THE COLLATERAL AGENT, THE LIQUIDITY LENDERS,AND THE HOLDERS OF COMMERCIAL PAPER NOTES
SECTION 7.01.    Appointment and Powers of Collateral Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 7.02.    Collateral Agents and Employees of the Collateral Agent  . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 7.03.    Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 7.04.    Successor Collateral Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 7.05.    Qualifications of Collateral Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 7.06.    Instructions of the Required Liquidity Providers and Other Parties . . . . . . . . . . . . . . . . .  27

                                                          ARTICLE VIII.
                                         AMENDMENTS, MODIFICATIONS, WAIVERS AND CONSENTS
SECTION 8.01.    Execution of Amendments, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27





                                                           ARTICLE IX.
                                                          MISCELLANEOUS
SECTION 9.01.    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 9.02.    No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 9.03.    Notice of Amendments; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 9.04.    Notices, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 9.05.    Fee; Costs and Expenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 9.06.    Collateral Agent Appointed Attorney-in-Fact  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 9.07.    Termination; Assigned Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 9.08.    Governing Law; Binding Character; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 9.09.    Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 9.10.    No Bankruptcy Petition Against DTFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 9.11.    No Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 9.12.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 9.13.    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 9.14.    Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 9.15.    Limited Recourse to DTFC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 9.16.    Waiver of Set-Off With Respect to DTFC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 9.17.    Obligations of Collateral Agent Under the Note Purchase Agreement  . . . . . . . . . . . . . . . . .  36


EXHIBIT A     -    FEE LETTER


                              COLLATERAL AGREEMENT


         THIS COLLATERAL AGREEMENT (this "Collateral Agreement"), dated as of March 4, 1998, is entered into among DOLLAR THRIFTY FUNDING CORP., an Oklahoma corporation ("DTFC"), CREDIT SUISSE FIRST BOSTON CORPORATION, a Massachusetts corporation ("CSFB" and, together with Chase Securities, Inc., a Delaware corporation, in its capacity as a dealer and any other dealers for Commercial Paper Notes engaged by DTFC from time to time that agree to become parties to this Collateral Agreement and the Dealer Agreement, the "Dealers") as a dealer under the Dealer Agreement, CREDIT SUISSE FIRST BOSTON, a Swiss banking corporation, as liquidity agent (the "Liquidity Agent") for the banks party to the Liquidity Agreement (the "Liquidity Lenders"), acting on its own behalf as credit enhancer (in such capacity, the "Series 1998-1 Letter of Credit Provider") and BANKERS TRUST COMPANY, a New York banking corporation, as depositary (the "Depositary") under the Depositary Agreement and acting on its own behalf and on behalf of the Holders of Commercial Paper Notes, the Liquidity Lenders, the Liquidity Agent and the Dealers, as collateral agent (in such capacity, the "Collateral Agent") .

                                   BACKGROUND

         1. DTFC proposes to issue and sell its promissory notes (the "Commercial Paper Notes") in the commercial paper market and proposes to obtain the Liquidity Commitments (such capitalized term, together with all other capitalized terms used herein, shall have the meaning assigned thereto in
Section 1.01 hereof) of the Liquidity Lenders, to make Liquidity Advances to DTFC.

         2. Contemporaneously with the execution and delivery of this Collateral Agreement, Rental Car Finance Corp., an Oklahoma corporation ("RCFC"), and Bankers Trust Company, a New York banking corporation, as Trustee (in such capacity, the "Trustee"), are entering into the Series 1998-1 Supplement, dated as of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Series 1998-1 Supplement") to the Base Indenture dated as of December 13, 1995, as amended (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Base Indenture"), among RCFC and the Trustee, pursuant to which RCFC will issue the Variable Funding Rental Car Asset Backed Notes, Series 1998-1 (the "Series 1998-1 Notes").

         3. Contemporaneously with the execution and delivery of this Collateral Agreement, RCFC, DTAG and DTFC, as Note Purchaser, are entering into the Note Purchase Agreement dated as of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Note Purchase Agreement"), pursuant to which DTFC will purchase the Series 1998-1 Notes and make loans from time to time to RCFC, the proceeds of which will be used to purchase and finance Vehicles for leasing under the terms of the Master Motor Vehicle Lease and Servicing Agreement (the "Master Lease") among RCFC, as lessor, Thrifty Rent-A-Car System, Inc., an Oklahoma corporation ("Thrifty"), as lessee and servicer, Dollar Rent A Car Systems, Inc., an Oklahoma corporation ("Dollar") as lessee and servicer, Dollar Thrifty Automotive Group, Inc., a Delaware corporation ("DTAG"), as guarantor and master servicer, and those Subsidiaries of DTAG from time to time becoming lessees and servicers thereunder (Thrifty, Dollar, and such Subsidiaries, collectively the "Lessees").

         4. Contemporaneously with the execution and delivery of this Collateral Agreement, DTFC, the Liquidity Agent and the Liquidity Lenders are entering into the Liquidity Agreement dated as of even date herewith (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Liquidity Agreement"), providing for, among other things, the Liquidity Commitments of the Liquidity Lenders to make Liquidity Advances on behalf of DTFC from time to time.

         5. Contemporaneously with the execution and delivery of this Collateral Agreement, DTFC, DTAG, Credit Suisse First Boston Corporation and Chase Securities Inc. are entering into the Dealer Agreement dated as of even date herewith (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Dealer Agreement"), providing for, among other things, each Dealer to act as a commercial paper dealer for the Commercial Paper Notes.

         6. Contemporaneously with the execution and delivery of this Collateral Agreement, DTFC, Dollar, Thrifty, RCFC, DTAG and the Series 1998-1 Letter of Credit Provider are entering into a CP Enhancement Letter of Credit Application and Agreement (the "CP Enhancement Letter of Credit Application and Agreement") pursuant to which the Series 1998-1 Letter of Credit Provider will issue the Series 1998-1 Letter of Credit as partial credit support for the Lessees' payment obligations under the Master Lease and as liquidity support for maturing Commercial Paper Notes.

         7. Contemporaneously with the execution and delivery of this Collateral Agreement, DTFC and the Depositary are entering into the Depositary Agreement dated as of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Depositary Agreement") providing for the issuance of the Commercial Paper Notes.

          8. Contemporaneously with the execution and delivery of this Collateral Agreement, RCFC, DTAG, and the Lessees are entering into the Master Lease.

         9. DTFC is entering into this Collateral Agreement with the Liquidity Agent, the Series 1998-1 Letter of Credit Provider, the Depositary, the Collateral Agent and CSFB in its capacity as a Dealer for the purpose of, among other things, providing for the repayment or payment of all amounts at any time and from time to time owing by DTFC to the Liquidity Lenders or the Liquidity Agent under or in connection with the Liquidity Agreement or this Collateral Agreement and all amounts owing at any time and from time to time by DTFC to the Series 1998-1 Letter of Credit Provider under or in connection with the Series 1998-1 Letter of Credit or this Collateral Agreement or owing by DTFC to the Holders of the Commercial Paper Notes or the Depositary or owing to the Collateral Agent hereunder or owing to the Dealers under the Dealer Agreement.

         NOW, THEREFORE, in consideration of the premises and agreements herein contained, each of DTFC, the Liquidity Agent, the Depositary, the Collateral Agent and CSFB, in its capacity as a Dealer, agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

         SECTION 1.01. Definitions. As used in this Collateral Agreement and unless the context requires a different meaning, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in (i) the Definitions List (the "Definitions List to the Liquidity Agreement"), attached as Annex A to the Liquidity Agreement, as such Definitions List to the Liquidity Agreement may be amended, supplemented or otherwise modified in accordance with the Liquidity Agreement, (ii) the Series 1998-1 Supplement, and (iii) the Definitions List (the "Definitions List to the Base Indenture") attached as Schedule 1 to the Base Indenture as in effect as of the date hereof (as such Definitions List to the Base Indenture may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).


                                  ARTICLE II.

                           OBLIGATIONS COLLATERALIZED

         SECTION 2.01. Obligations Collateralized Hereby. This Collateral Agreement is made to provide for repayment and payment of the Indebtedness and liabilities of DTFC (such Indebtedness and liabilities being herein called the "DTFC Obligations") set forth below. Upon the occurrence, and during the continuance, of a Liquidity Agreement Amortization Event, the DTFC Obligations will be paid in the order of priority indicated below:

                 First, the repayment, pro rata, of (i) all amounts advanced or expended by the Collateral Agent, in its capacity as Collateral Agent, for the account of DTFC hereunder, and the payment of all reasonable out-of-pocket costs, fees and expenses at any time and from time to time payable hereunder to the Collateral Agent, in its capacity as such, in connection with the administration or enforcement of this Collateral Agreement or any CP Program Document (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel employed by the Collateral Agent in connection therewith) and the payment of all indemnities at any time and from time to time due by DTFC hereunder to the Collateral Agent in its capacity as such up to an aggregate amount equal to $75,000 per annum, and (ii) all fees and expenses at any time and from time to time due to the Depositary pursuant to Section 8(a) of the Depositary Agreement up to an aggregate amount equal to $50,000 per annum;

                 Second, subject to the last sentence of Section 5.02(f), the payment of all Indebtedness, at any time and from time to time, due from DTFC on the Outstanding Commercial Paper Notes issued pursuant to and in accordance with the Depositary Agreement;

                 Third, the payment of all operating and ordinary course expenses of DTFC up to an aggregate amount equal to $100,000 per annum;

                 Fourth, the payment of all amounts at any time and from time to time due to the Liquidity Agent as notified to the Collateral Agent pursuant to Section 3.6.5 of the Liquidity Agreement;

                 Fifth, the payment, pro rata, of all principal Indebtedness (including Commitment Termination Date Liquidity Advances), at any time and from time to time, due (in the case of a Commitment Termination Date Liquidity Advance, such Advance will be deemed to be due for purposes of this clause Fifth on the date such Advance is made) from DTFC (a) to the Liquidity Lenders in connection with the Liquidity Advances made pursuant to the Liquidity Agreement, and (b) to the Series 1998-1 Letter of Credit Provider (or, if applicable, to the Series 1998-1 Cash Collateral Account) in connection with moneys drawn under the Series 1998-1 Letter of Credit (or, if applicable, withdrawn from the Series 1998-1 Cash Collateral Account) to fund any LOC Liquidity Disbursements, together with all amounts payable in respect of interest on any of the foregoing;

                 Sixth, the payment, pro rata, of all other Indebtedness (including, but not limited to fees, reimbursements, funding indemnities, taxes and increased costs, but excluding amounts referenced in clause Eighth below), at any time and from time to time, due to the Liquidity Lenders, the Liquidity Agent and the Series 1998-1 Letter of Credit Provider (solely with respect to amounts due from DTFC under the CP Enhancement Letter of Credit Application and Agreement), pro rata, the payment of any other amounts (excluding those referenced in clause Eighth below) at any time and from time to time due from DTFC to any of them under or in respect of the Liquidity Agreement, the Series 1998- 1 Letter of Credit or the CP Enhancement Letter of Credit Application and Agreement, as the case may be, together with all amounts due from DTFC in respect of interest thereon, and the payment, pro rata, of all indemnities at any time and from time to time due from DTFC hereunder to the Liquidity Lenders and the Series 1998-1 Letter of Credit Provider, it being understood that amounts payable under this clause Sixth shall relate exclusively to costs and expenses incurred in or in connection with the procurement and handling of funds and the making of such funds available to or for the account or benefit of DTFC and shall not include amounts payable in connection with general indemnity claims relating to the use by DTFC or the Series 1998-1 Letter of Credit Provider of the proceeds of such financial accommodations (other than, in the event such actions give rise to breakage costs, any action in the nature of a prepayment by DTFC) or actions taken or omitted to be taken by DTFC under the CP Program Documents and not directly related to the procurement of funds, all of which shall be covered by clause Eighth below;

                 Seventh, the repayment of reasonable amounts owing to the Collateral Agent and the Depositary referred to in clause First above in excess of $75,000 per annum with respect to the Collateral Agent and in excess of $50,000 with respect to the Depositary;

                 Eighth, the repayment, pro rata, of all reasonable amounts advanced or expended by any Liquidity Lender or the Series 1998-1 Letter of Credit Provider under this Collateral Agreement, as the case may be, and any other amounts and reasonable out-of-pocket costs and expenses due from DTFC to any party under or in connection with the Liquidity Agreement, the Series 1998-1 Letter of Credit, the CP Enhancement Letter of Credit Application and Agreement, the Depositary Agreement, the Dealer Agreement or any other CP Program Document, whether in respect of indemnities thereunder or otherwise; and

                 Ninth, the payment of all other expenses of DTFC referred to in clause Third above in excess of $100,000 per annum.


                                  ARTICLE III.

               AGENTS; REPRESENTATIONS, WARRANTIES AND COVENANTS

         SECTION 3.01. DTFC and Other Agents. (a) With the delivery of this Collateral Agreement, DTFC is furnishing to the Collateral Agent, and from time to time thereafter may furnish to the Collateral Agent, a certificate upon which it may conclusively rely (the "DTFC Incumbency Certificate") certifying the incumbency and specimen signatures of officers, employees, agents or representatives of DTFC (the "DTFC Agents") authorized to act, and to give instructions and notices, on behalf of DTFC hereunder. Until the Collateral Agent receives a subsequent DTFC Incumbency Certificate, the Collateral Agent shall be entitled to rely on the last such DTFC Incumbency Certificate delivered to it for purposes of determining the authorized DTFC Agents.

         (b) With the delivery of this Collateral Agreement, the Depositary is furnishing to the Collateral Agent, and from time to time thereafter may furnish to the Collateral Agent, a certificate (the "Depositary Incumbency Certificate") certifying as to the incumbency and specimen signatures of officers of the Depositary (the "Depositary Agents") authorized to act, and to give instructions and notices, on behalf of the Depositary hereunder. Until the Collateral Agent receives a subsequent Depositary Incumbency Certificate, the Collateral Agent shall be entitled to rely on the last such Depositary Incumbency Certificate delivered to it for purposes of determining the authorized Depositary Agents. Notwithstanding anything in this Section 3.01(b) to the contrary, for so long as the Collateral Agent is also the Depositary, the Depositary shall not be required to furnish a Depositary Incumbency Certificate to the Collateral Agent pursuant to this Section 3.01(b).

         (c) With the delivery of this Collateral Agreement and from time to time thereafter, the Liquidity Agent shall furnish to the Collateral Agent a certificate upon which it may conclusively rely (the "Liquidity Agent Incumbency Certificate") certifying as to the incumbency and specimen signatures of officers of the Liquidity Agent (the "L.A. Agents") authorized to act, and to give instructions and notices, on behalf of the Liquidity Agent hereunder. Until the Collateral Agent receives a subsequent Liquidity Agent Incumbency Certificate, the Collateral Agent shall be entitled to rely on the last such Liquidity Agent Incumbency Certificate delivered to it for purposes of determining the authorized L.A. Agents.

         SECTION 3.02. Representations and Warranties of DTFC. DTFC reaffirms and repeats its representations and warranties contained in the Liquidity Agreement and the CP Enhancement Letter of Credit Application and Agreement and agrees that the Secured Parties may rely on such representations and warranties as though set forth herein in full.

         SECTION 3.03. Additional Representations, Warranties and Covenants of DTFC. DTFC hereby makes the following representations, warranties and covenants to the Collateral Agent, the Depositary, the Liquidity Agent, the Holders of the Commercial Paper Notes, the Liquidity Lenders and the Dealers:

                 (a) All action necessary (including the filing of UCC-1 financing statements, the delivery of the Series 1998-1 Notes to the Collateral Agent) to protect and perfect the Collateral Agent's security interest on behalf of the Secured Parties in the Assigned Collateral (as defined in Section 4.01) now in existence and hereafter acquired or created and the Deposited Funds has been duly and effectively taken.

                 (b) No security agreement, financing statement, equivalent security or lien instrument or continuation statement listing DTFC as debtor covering all or any part of the Assigned Collateral is on file or of record in any jurisdiction, except such as may have been filed, recorded or made by DTFC in favor of the Collateral Agent pursuant to this Collateral Agreement.

                 (c) This Collateral Agreement creates a valid and continuing Lien on the Assigned Collateral in favor of the Collateral Agent on behalf of the Secured Parties, which Lien is prior to all other Liens, except for Permitted Liens, and is enforceable as such as against creditors of and purchasers from DTFC. All action necessary or desirable to protect and perfect such prior security interest has been duly taken.

                 (d) DTFC's principal place of business and chief executive office shall be at: 5330 East 31st Street, Tulsa, Oklahoma 74135 and the place where its records concerning the Assigned Collateral are kept is at 5330 East 31st Street, Tulsa, Oklahoma 74135. DTFC will not change its name or such principal place of business or chief executive office or remove such records without 30 days prior written notice to the Collateral Agent.

                 (e) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of DTFC, DTFC will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Collateral Agent may reasonably deem necessary in obtaining the full benefits of this Collateral Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the liens and security interests granted hereby. DTFC also hereby authorizes the Collateral Agent if directed by the secured Parties to file any such financing or continuation statement without the signature of DTFC to the extent permitted by applicable law. If any amount payable under or in connection with any of the Assigned Collateral shall be or become evidenced by any promissory note, chattel paper or other instrument, such note, chattel paper or instrument shall be deemed to be held in trust and immediately pledged to the Collateral Agent hereunder, and shall, subject to the rights of any Person in whose favor a prior Lien has been perfected, be duly endorsed in a manner satisfactory to the Collateral Agent promptly.

                 (f) DTFC will warrant and defend the Collateral Agent's right, title and interest in and to the Assigned Collateral and the income, distributions and proceeds thereof, for the benefit of the Secured Parties against the claims and demands of all Persons whomsoever.

                 (g) All authorizations in this Collateral Agreement for the Collateral Agent to endorse checks, instruments and securities and to execute financing statements, continuation statements, security agreements and other instruments with respect to the Assigned Collateral are powers coupled with an interest and are irrevocable.

         SECTION 3.04. Representations and Warranties of the Collateral Agent. The Collateral Agent hereby represents, warrants and covenants to the Secured Parties that this Collateral Agreement has been duly authorized, executed and delivered by the Collateral Agent and constitutes a legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be subject to bankruptcy or insolvency laws, creditors' rights generally and general principles of equity.


                                  ARTICLE IV.

                                   ASSIGNMENT

         SECTION 4.01. Assignment. (a) In order to secure and provide for the payment and repayment of the DTFC Obligations, DTFC hereby pledges, assigns, conveys, delivers, transfers and sets over to the Collateral Agent, for the ratable benefit of the Collateral Agent, the Liquidity Lenders, the Liquidity Agent, the Series 1998-1 Letter of Credit Provider, the Depositary, the Dealers and the Holders of the Commercial Paper Notes (the foregoing being referred to as the "Secured Parties") as their respective interests appear, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of DTFC's right, title and interest in and to all assets, property and interests in property (other than as specified below) whether now owned or hereafter acquired or created (all of the foregoing being referred to as the "Assigned Collateral"), including without limitation, all of the following property and interests in property:

                    (i) the DTFC Agreements, including, without limitation, the Series 1998-1 Notes, all monies due and to become due to DTFC from RCFC under or in connection with the DTFC Agreements, whether payable as principal, interest, fees, expenses, costs, indemnities, insurance recoveries, damages for the breach of any of the DTFC Agreements or otherwise, and all rights, remedies, powers, privileges and claims of the Debtor against any other party under or with respect to the Series 1998-1 Notes, the Series 1998-1 Supplement and other DTFC Agreements (whether arising pursuant to the terms of such DTFC Agreements or otherwise available to DTFC at law or in equity), the right to enforce the Series 1998-1 Notes, the Series 1998-1 Supplement or any other DTFC Agreement as provided herein and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Series 1998-1 Notes, the Series 1998-1 Supplement or any other DTFC Agreement or the obligations of any party thereunder; and

                    (ii) all right, title and interest of DTFC in, to and under any Vehicle Disposition Program as they relate to the Existing Fleet or to the Financed Vehicles financed with the proceeds of the Series 1998-1 Notes, and all monies due and to become due in respect of such Vehicles from the Manufacturers under or in connection with the Vehicle Disposition Programs, whether payable as Vehicle repurchase prices, auction sales proceeds, fees, expenses, costs, indemnities, insurance recoveries, damages for breach of the Vehicle Disposition Programs or otherwise and all rights to compel performance and otherwise exercise remedies thereunder; and

                   (iii) all additional property that may from time to time hereafter be subjected to the grant and pledge hereof by DTFC or by anyone on its behalf; and

                    (iv) all property assigned to the Collateral Agent pursuant to Section 5.02, including the Accounts, the Series 1998-1 Cash Collateral Account and the Deposited Funds; and

                    (v) all proceeds, products and profits of and from any and all of the foregoing, including, without limitation, payments under insurance (whether or not the Collateral Agent is the loss payee thereof) or Vehicle warranties and cash.

Notwithstanding the foregoing, upon the disbursement by the Collateral Agent of any amount distributable to DTFC in accordance with the terms of Section 2.01 or 5.02(b) for the payment of DTFC's operating and ordinary course expenses, the security interest in such amount granted in favor of the Collateral Agent shall be released.

         (b) Notwithstanding the assignment and security interest so granted to the Collateral Agent, DTFC shall nevertheless be permitted, subject to the Collateral Agent's right to revoke such permission in the event of a Liquidity Agreement Amortization Event (other than a Scheduled Liquidity Agreement Amortization Event) or a Liquidation Event of Default and the provisions of
Section 4.03 hereof, to give all consents, requests, notices, directions, approvals, extensions or waivers, if any, which are required to be given in the normal course of business (which does not include waivers of defaults under any of the DTFC Agreements or revocation of powers of attorney to RCFC) to RCFC by DTFC by the specific terms of the Series 1998-1 Supplement or to any other obligor under the Assigned Collateral, and the assignment of the Assigned Collateral to the Collateral Agent shall not (i) relieve DTFC from the performance of any term, covenant, condition or agreement on DTFC's part to be performed or observed under or in connection with any of the DTFC Agreements or from any liability to RCFC, the Collateral Agent or the Manufacturers, as the case may be, or (ii) impose any obligation on any of the Secured Parties to perform or observe any such term, covenant, condition or agreement on DTFC's part to be so performed or observed or impose any liability on any of the Secured Parties for any act or omission on the part of DTFC or from any breach of any representation or warranty on the part of DTFC. DTFC hereby agrees to indemnify and hold harmless each Secured Party (which for purposes of this Section 4.01(b) shall include their officers, directors, employees and agents) from and against any and all losses, liabilities (including liabilities for penalties), claims, demands, actions, suits, judgments, reasonable out-of-pocket costs and expenses arising out of or resulting from the assignment granted hereby by virtue of any act or omission on the part of DTFC including, without limitation, the reasonable out-of-pocket costs, expenses, and disbursements (including reasonable attorneys' fees and expenses) incurred by any of the Secured Parties in enforcing this Collateral Agreement or preserving any of their respective rights to, or realizing upon, any of the Assigned Collateral other than any arising in connection with gross negligence or willful misconduct on the part of any Secured Party.

         SECTION 4.02. Application of Assigned Collateral and Deposited Funds. DTFC hereby acknowledges and agrees that, until this Collateral Agreement is terminated, DTFC shall, and the Collateral Agent is authorized to, cause all monies, instruments, cash and other proceeds due and to become due to DTFC or the Collateral Agent under or in connection with the Assigned Collateral for the Series 1998-1 Notes to be paid directly to the Collateral Agent for deposit into the Collateral Account or such other account as the Collateral Agent may from time to time specify to the Person making such payments (and DTFC represents to the Secured Parties that it has instructed RCFC and the Manufacturers, as applicable, to so remit such amounts). DTFC agrees that if any such monies, instruments, cash or other proceeds shall be received by DTFC in an account other than the Collateral Account or in any other manner, such monies, instruments, cash and other proceeds will not be commingled by DTFC with any of its other funds or property, if any, but will be held separate and apart therefrom and shall be held in trust by DTFC for, and immediately paid over to, but in any event within two Business Days from receipt, the Collateral Agent with any necessary endorsement. Provided that the Collateral Account or any funds on deposit in, or otherwise to the credit of, the Collateral Account are not then subject to any writ, order, judgment, warrant of attachment, execution or similar process, all monies, instruments, cash and other proceeds received by the Collateral Agent pursuant to this
Article IV shall be immediately deposited in the Collateral Account, and, unless and until a Liquidity Agreement Amortization Event shall have occurred and be continuing, shall be applied as provided in Section 5.02(b) hereof. All monies, instruments, cash and other proceeds held or deposited in the Collateral Account after the occurrence and during the continuance of a Liquidity Agreement Amortization Event and all monies, instruments, cash and other proceeds received by the Collateral Agent pursuant to this Article IV while the Collateral Account or any funds on deposit in, or otherwise to the credit of, the Collateral Account are subject to any writ, order, judgment, warrant of attachment, execution or similar process, shall be applied by the Collateral Agent (to the extent permitted by law) to the payment or repayment in full of all outstanding DTFC Obligations, in the appropriate order of priority specified in Section 2.01 of this Collateral Agreement.

Notwithstanding the foregoing, to the extent that the aggregate amount of proceeds relating to any Vehicle received in the Collateral Account exceeds the Net Book Value of such Vehicle, the Collateral Agent shall, upon the written direction of DTFC (on which it may conclusively rely), release such excess (to the extent not previously applied hereunder) to RCFC within two Business Days after the receipt of written instructions from the Master Servicer.

         SECTION 4.03. Performance of Agreement. (a) Upon the occurrence of a Liquidation Event of Default, promptly following a request from the Collateral Agent to do so and at DTFC's own expense, DTFC agrees to take all such lawful action and as permitted under this Collateral Agreement as the Collateral Agent may reasonably request to compel or secure the performance and observance by RCFC or by any other party to any DTFC Agreement or any other CP Program Document of its obligations to DTFC in accordance with the applicable terms thereof, and to exercise any and all rights, remedies, powers and privileges lawfully available to DTFC to the extent and in the manner reasonably directed by the Collateral Agent, including, without limitation, the transmission of notices of default and the giving of directions, or the institution of legal or administrative actions or proceedings to compel or secure performance by RCFC (or such party to any DTFC Agreement or any other CP Program Document), of their respective obligations thereunder; provided, however, that if DTFC shall have failed, within 2 Business Days of receiving the direction by the Collateral Agent, to accomplish such directions of the Collateral Agent, the Collateral Agent may, but shall not be obligated to, take such previously directed action (and any related action as permitted under this Collateral Agreement thereafter determined by the Collateral Agent to be appropriate without the need under this provision or any other provision hereunder to direct DTFC to take such action) on behalf of DTFC and the Secured Parties. Upon the occurrence of a Liquidation Event of Default, the Collateral Agent may, and upon written direction from the Required Liquidity Providers shall, take all lawful action at DTFC's expense (for reasonable costs and expenses), to exercise any and all rights, remedies, powers and privileges lawfully available to the Collateral Agent to the extent and in the manner directed by the Required Liquidity Providers or, in the absence of such direction, by the Collateral Agent itself, including, without limitation, the transmission of notices of default and the institution of legal or administrative actions or proceedings to compel or secure performance by RCFC, DTFC or any obligor with respect to the Assigned Collateral (including, without limitation, any Manufacturer under a Vehicle Disposition Program), and to exercise any other remedies available to a secured party.

         Subject to Section 4.01(b), DTFC further agrees that it will not, without the prior written consent of the Collateral Agent, exercise any right, remedy, power or privilege available to it with respect to any obligor under the Assigned Collateral, take any action to compel or secure performance or observance by any obligor of its obligations to DTFC or give any consent, request, notice, direction, approval, extension or waiver with respect to any obligor.

         In the event of a Liquidation Event of Default, the Required Liquidity Providers shall be deemed to have directed that the Collateral Agent, and RCFC return each Vehicle to the related Manufacturer under the related Vehicle Disposition Program at the end of the minimum holding period (if any) for such Vehicle under the related Vehicle Disposition Program, unless the Required Liquidity Providers specifically waive such direction in writing.

         (b) Unless otherwise specifically directed by the Required Liquidity Providers in writing, in the event that there has occurred a Manufacturer Event of Default, and the Collateral Agent shall have received written notice thereof from any Secured Party, the Collateral Agent agrees to direct the Master Collateral Agent to sell any and all Vehicles covered by the related Vehicle Disposition Program of such Manufacturer for the highest purchase price offered at a public or private sale and, promptly upon receipt, to deposit the proceeds of such sale into the Collateral Account for application in accordance with Section 5.02(b) or 2.01, as applicable.

         SECTION 4.04.            Amendments; Waivers; Declaration of Default.
Without intending in any manner to derogate from the absolute nature of the assignment granted to the Collateral Agent by this Collateral Agreement or the rights of the Collateral Agent hereunder, DTFC agrees that it will not, without giving prior written notice to the Rating Agencies and the Dealers and without the prior written consent of the Required Liquidity Providers and the Collateral Agent (to the extent the rights or duties of the Collateral Agent are affected thereby), amend, modify, supplement, terminate, waive or surrender, or agree to any amendment, modification, supplement, termination or surrender of, the terms of any Assigned Collateral, or waive timely performance or observance by any obligor of its obligations under the Assigned Collateral, or any default on the part of any obligor under the Assigned Collateral; provided, however, that DTFC may amend the terms of any Assigned Collateral if such amendment is effected only to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein or which is otherwise defective, or to make any other provisions with respect to matters or questions arising under such Assigned Collateral which shall not be inconsistent with the provisions of such Assigned Collateral; provided further, however, any such action pursuant to this clause shall not adversely affect the interests of a Secured Party in any material respect.
DTFC will not agree to any such amendment, waiver or other change (i) if such amendment, waiver or other change would have a material adverse effect on the rights or interests of the Holders of the Commercial Paper Notes or (ii) if the Collateral Agent shall not have received written confirmation of the Rating Agencies that such amendment, waiver or other change will not result in the downgrading or withdrawal of the then current ratings of the Commercial Paper Notes by the Rating Agencies. If any such amendment, modification, supplement or waiver shall be so consented to by the Collateral Agent (to the extent required) and the Required Liquidity Providers (to the extent required), DTFC agrees, promptly following a request by the Collateral Agent or the Liquidity Agent to do so, to execute and deliver, in its own name and at its own expense
(i) an officer's certificate and an opinion of counsel that such amendment is in compliance with the requirements of this Collateral Agreement, and (ii) such other agreements, instruments, consents and other documents as the Collateral Agent or the Liquidity Agent, as the case may be, may deem necessary or appropriate in the circumstances. No consent by the Collateral Agent or any other Secured Party to any such amendment, modification, supplement or waiver shall be deemed to be a determination by the Collateral Agent that such amendment, modification, supplement or waiver will not adversely affect the rights of any Holder of Commercial Paper Notes.

         Upon the occurrence of a Liquidity Agreement Amortization Event, the Collateral Agent, upon direction by the Required Liquidity Providers, shall direct DTFC (i) not to make any further Advances under the Note Purchase Agreement, and (ii) if no Commercial Paper Notes are then outstanding, to declare, or to direct the Trustee to declare, the Series 1998-1 Notes immediately due and payable.

         SECTION 4.05. Notice of Default. Promptly upon becoming aware thereof, DTFC agrees to give the Liquidity Agent, the Liquidity Lenders, the Depositary, the Dealers, the Collateral Agent and each Rating Agency prompt written notice (and in no case more than two days after DTFC has actual knowledge thereof) of each Liquidity Agreement Amortization Event or Potential Liquidity Agreement Amortization Event and each default on the part of any Manufacturer under any Vehicle Disposition Program that comes to DTFC's attention.


                                   ARTICLE V.

                 COLLATERAL ACCOUNT, LIQUIDITY LENDER ACCOUNT,
                          AND CREDIT ENHANCER ACCOUNT

         SECTION 5.01.            Establishment of Collateral Account, etc.
For purposes of the Liquidity Agreement, the CP Enhancement Letter of Credit Application and Agreement and the Depositary Agreement, the Collateral Agent shall at all times during the term of this Collateral Agreement maintain at a U.S. branch or agency of Bankers Trust Company (i) a segregated trust account for the benefit of the Secured Parties (said account being herein called the "Collateral Account" and being identified as Account 25290), (ii) a segregated trust account for the benefit of the Secured Parties (said account being herein called the "Termination Advance Account" and being identified as Account 25292), (iii) a segregated trust account for the Liquidity Lenders and the Liquidity Agent (said account being herein called the "Liquidity Lender Account" and being identified as Account 25293), and (iv) a segregated trust account for the benefit of the Secured Parties (said account being herein called the "Series 1998-1 Pledge Account" and being identified as Account
25294),   the operation of each of which shall be governed by this Article V
(the Collateral Account, the Termination Advance Account, the Liquidity Lender Account and the Series 1998-1 Pledge Account are collectively referred to herein as the "Accounts").

         It is understood and agreed by DTFC and the Secured Parties that on any Business Day there shall be deposited in the Collateral Account the following monies, instruments, cash and proceeds received by the Collateral Agent or DTFC at any time and from time to time: (a) from the Depositary from the sale of Commercial Paper Notes to the extent in excess of maturing Commercial Paper Notes, (b) as payments on the Series 1998-1 Notes and any other proceeds of the Assigned Collateral, (c) from the Enhancement Agent as LOC Liquidity Disbursements, and (d) any and all moneys at any time and from time to time received on behalf of DTFC, and required by the terms of this Collateral Agreement or any other CP Program Document to be deposited in the Collateral Account.

         It is further understood and agreed by DTFC and the Secured Parties that there shall be deposited in the Termination Advance Account the monies, instruments, cash and proceeds received by the Collateral Agent or DTFC at any time and from time to time from any Liquidity Lender pursuant to Section 3.6.3 of the Liquidity Agreement.

         It is further understood and agreed by DTFC and the Secured Parties that there shall be deposited in the Liquidity Lender Account or the Commercial Paper Account the following monies, instruments, cash and proceeds received by the Collateral Agent or DTFC at any time and from time to time: (a) from any Liquidity Lender pursuant to Section 3.6.1 or 3.6.2 of the Liquidity Agreement and (b) any and all monies at any time and from time to time received on behalf of DTFC, and required by the terms of this Collateral Agreement, the Liquidity Agreement or any other CP Program Document to be deposited in the Liquidity Lender Account or the Commercial Paper Account.

         All monies, instruments, cash and proceeds deposited at any time and from time to time in any and all of the Accounts and the Series 1998-1 Cash Collateral Account (other than amounts on deposit in the Series 1998-1 Cash Collateral Account constituting earnings on investments or interest on withdrawals and any amounts in excess of the Minimum Enhancement Amount that are to be released pursuant to Section 4.18(d) of the Series 1998-1 Supplement) are referred to as "Deposited Funds"; provided that (i) Deposited Funds in the Series 1998-1 Cash Collateral Account may only be used for the purposes provided in Section 4.18 of the Series 1998-1 Supplement and shall be under the sole dominion and control of the Trustee and subject to Section 4.18 of the Series 1998-1 Supplement, (ii) Deposited Funds in the Termination Advance Account may only be used to make payments pursuant to clause Second of Section
2.01 or Section 5.02(b)(i) hereof, and (iii) the Deposited Funds in the Series 1998-1 Pledge Account may only be used for the purposes provided in Section 2.5 of the Liquidity Agreement (A) to make payments pursuant to clause Second of
Section 2.01 and to the extent a Borrowing Base Deficiency continues to exist, to make payments pursuant to clause Fifth of Section 2.01 and (B) to make payments pursuant to Section 5.02(b)(i) and, to the extent a Borrowing Base Deficiency continues to exist, to make payments pursuant to Section 5.02
(b)(iv). Subject to Section 4.18 of the Series 1998-1 Supplement, Deposited Funds may, at DTFC's discretion upon DTFC's written direction and at DTFC's expense, be invested in Eligible Investments; provided that if a Liquidity Agreement Amortization Event (other than a Scheduled Liquidity Agreement Amortization Event) shall have occurred and be continuing or any DTFC Obligations then due shall be unpaid, DTFC's rights to invest shall terminate and the Collateral Agent shall have the right (but not the obligation) to invest funds at DTFC's expense in Eligible Investments.

         In addition, DTFC agrees that it will not, and will not permit any Person on behalf of DTFC to, issue Commercial Paper Notes after DTFC has received notice that any of the Accounts or the Series 1998-1 Cash Collateral Account is subject to any stay, writ, judgment, warrant of attachment, execution or other similar process; provided that if any such writ, order, judgment, warrant of attachment, execution or other similar process is removed or dismissed, DTFC may recommence issuing, and permitting any Person on behalf of DTFC to issue, Commercial Paper Notes.

         SECTION 5.02. Assignment of Accounts, etc. (a) In order to secure and provide for the repayment and payment of the DTFC Obligations, DTFC hereby assigns, pledges, grants, transfers and sets over to the Collateral Agent, for the benefit of the Secured Parties, all of DTFC's right, title and interest in and to the following (whether now or hereafter existing and whether now owned or hereafter acquired): (i) the Accounts and the Series 1998-1 Cash Collateral Account and all claims of DTFC in and to the Accounts and the Series 1998-1 Cash Collateral Account, (ii) the Deposited Funds and all claims of DTFC in and to the Deposited Funds, (iii) all certificates and instruments, if any, representing or evidencing any or all of the Accounts or the Series 1998-1 Cash Collateral Account, (iv) all interest, dividends, cash, instruments and other property from time to time, received, receivable or otherwise distributed in respect of or in exchange for any or all of the Accounts or the Series 1998-1 Cash Collateral Account, the Deposited Funds or the Eligible Investments and all claims of DTFC therein and thereto, (v) all Eligible Investments made at any time and from time to time with the moneys in any and all of the Accounts or the Series 1998-1 Cash Collateral Account and all claims of DTFC therein and thereto and (vi) all proceeds of any and all of the foregoing, including, without limitation, cash. Throughout the term of this Collateral Agreement, the Collateral Agent shall be a pledgee in possession of the Deposited Funds and shall have the sole and exclusive right to withdraw or order a transfer of Deposited Funds from the Accounts subject to the provisions of the next succeeding paragraph, and DTFC hereby appoints the Collateral Agent the true and lawful attorney of DTFC, with full power of substitution, for the purpose of making any such withdrawal or ordering any such transfer of Deposited Funds from any of the Accounts and from the Series 1998-1 Cash Collateral Account, which appointment is coupled with an interest and is irrevocable subject to DTFC's right to remove the Collateral Agent as described in Section 7.04 of this Collateral Agreement.

         (b) So long as no Liquidity Agreement Amortization Event shall have occurred and then be continuing, DTFC, with respect to clauses (ii) and
(iv) through (viii) below, and the Depositary with respect to clause (i) below, and the Liquidity Agent, on behalf of the Liquidity

Lenders, with respect to clause (iii) below, shall have the right to instruct the Collateral Agent in writing to withdraw or allocate and retain, or order the transfer of, Deposited Funds from any of the Accounts (subject to the penultimate paragraph of Section 5.01 with respect to the Series 1998-1 Pledge Account and the Termination Advance Account), from time to time as necessary, for deposit into the Group II Collection Account or for the following purposes in the following priority:

                    (i) the payment of all Indebtedness, at any time and from time to time due from DTFC to the Holders of the Outstanding Commercial Paper Notes issued pursuant to and in accordance with the Depositary Agreement;

                    (ii) the payment of all (a) operating and ordinary course expenses of DTFC up to an aggregate amount equal to $100,000 per annum and (b) fees and expenses at any time and from time to time due to the Depositary pursuant to Sections 8(a) and 8(b) of the Depositary Agreement or due to the Collateral Agent hereunder to the extent no Borrowing Base Deficiency results;

                    (iii) the payment of all amounts at any time and from time to time notified by the Liquidity Agent to the Collateral Agent pursuant to Section 3.6.5 of the Liquidity Agreement;

                    (iv) the payment, pro rata, of all principal Indebtedness (including Commitment Termination Date Liquidity Advances) at any time and from time to time due (in the case of a Commitment Termination Date Liquidity Advance, such Advance will be deemed to be due for purposes of this Section 5.02(b)(iv) on the date such Advance is made) from DTFC (a) to the Liquidity Lenders in connection with the Liquidity Advances made pursuant to the Liquidity Agreement, and (b) to the Series 1998-1 Letter of Credit Provider (or, if applicable, to the Series 1998-1 Cash Collateral Account) in connection with moneys drawn under the Series 1998-1 Letter of Credit (or withdrawn from the Series 1998-1 Cash Collateral Account) to fund any LOC Liquidity Disbursements, together with all amounts payable in respect of interest on any of the foregoing, together with all amounts payable in respect of interest on any of the foregoing;

                    (v) to the extent no Borrowing Base Deficiency results therefrom, the payment, pro rata, of all other Indebtedness (including, but not limited to, fees, reimbursements, indemnities, taxes and increased costs, but excluding amounts referenced in clause
         (vi) below) at any time and from time to time due and owing to the Liquidity Lenders, the Series 1998-1 Letter of Credit Provider (solely with respect to amounts due from DTFC under the CP Enhancement Letter of Credit Application and Agreement), the Liquidity Agent and the Collateral Agent and the payment, pro rata, of any other amounts (excluding those referenced in clause (vi) below) at any time and from time to time due from DTFC to any of them under or in respect of the Liquidity Agreement, the Series 1998- 1 Letter of Credit, the CP Enhancement Letter of Credit Application and Agreement, and this Collateral Agreement, together with all amounts due from DTFC in respect of interest thereon, and the payment, pro rata, of all indemnities at any time and from time to time due from DTFC hereunder to the Liquidity Lenders or the Series 1998-1 Letter of Credit Provider, it being understood that amounts payable under this clause
         (v) shall relate exclusively to costs and expenses incurred in or in connection with this Collateral Agreement, the procurement and handling of funds and the making of such funds available to or for the account or benefit of DTFC and shall not include amounts payable in connection with general indemnity claims relating to the use by DTFC or the Series 1998-1 Letter of Credit Provider of the proceeds of such financial accommodations (other than, in the event such actions give rise to breakage costs, any action in the nature of a prepayment by
         DTFC) or actions taken or omitted to be taken by DTFC under the CP Program Documents and not directly related to the procurement of funds, all of which shall be covered by clause (vi) below;

                    (vi) to the extent no Borrowing Base Deficiency results therefrom, the repayment, pro rata, of all reasonable amounts advanced or expended by the Collateral Agent, the Liquidity Agent, any Liquidity Lender or the Series 1998-1 Letter of Credit Provider hereunder or in connection with the Liquidity Agreement or the Series 1998-1 Letter of Credit or the CP Enhancement Letter of Credit Application and Agreement (solely with respect to amounts due from DTFC under the CP Enhancement Letter of Credit Application and Agreement), as the case may be, and any other amounts and reasonable out-of-pocket costs and expenses due from DTFC to any Secured Party under or in connection with this Collateral Agreement, the Liquidity Agreement, the Series 1998-1 Letter of Credit, the CP Enhancement Letter of Credit Application and Agreement, the Depositary Agreement or the Dealer Agreement whether in respect of indemnities thereunder or otherwise;

                    (vii) to the extent no Borrowing Base Deficiency results therefrom, the payment of all other expenses of DTFC in excess of the amounts paid under clause (ii) above;

                    (viii) the making of further Advances by DTFC under the Note Purchase Agreement for the purchase of the Series 1998-1 Invested Amount; and

                    (ix) the balance of such Deposited Funds shall be retained in the appropriate Account and invested pursuant to Section 5.04 in Eligible Investments.

         (c) The Collateral Agent shall apply moneys as provided in Section 5.02(b) promptly upon receipt of written or telephonic instructions from a DTFC Agent or, with respect to clause (b)(i) above, a Depositary Agent, or with respect to clause
(b)(iii) above, the Liquidity Agent. Any telephonic instructions shall be promptly confirmed in writing. The Collateral Agent shall make the required withdrawals and transfers on the same day provided that it shall have received instructions prior to 2:00 p.m. (New York City time) on such day. Absent manifest error, the Collateral Agent shall have no responsibility for verifying that moneys being transferred pursuant to this Section 5.02 are in the proper amounts or that any conditions to such transfers are complied with. All instructions furnished to the Collateral Agent pursuant to this Section 5.02(c) or 5.03 shall specify the account to which moneys are to be transferred; provided that moneys payable to any Liquidity Lender shall be transferred to the Liquidity Agent for distribution to such Liquidity Lender.

         (d) The Collateral Agent shall, with the cooperation of the Depositary and the Liquidity Agent, monitor the amount of Outstanding Commercial Paper Notes, Outstanding Liquidity Advances (to be provided by the Liquidity Agent), and the current Borrowing Base and CP Borrowing Base (each of which is to be provided by DTFC), and determine whether or not a Borrowing Base Deficiency or CP Borrowing Base Deficiency exists on any Business Day. In this regard, DTFC hereby agrees to provide the Collateral Agent and the Liquidity Agent, (i) on or prior to the fifth (5th) Business Day of each month, a statement reflecting the Borrowing Base as of the close of business on the last day of the immediately preceding Related Month and (ii) promptly upon request from the Collateral Agent or the Liquidity Agent, but in no event more than three (3) Business Days from the date of such request, a statement reflecting the Borrowing Base as of the close of business on the fifth (5th) Business Day prior to the delivery of such statement, which statement shall, in each case, be certified by the chief financial officer of DTFC. DTFC shall provide copies of such monthly statement to each Rating Agency and the Dealers. Upon each occasion that DTFC delivers a Borrowing Base Certificate to the Liquidity Agent in accordance with the Liquidity Agreement, DTFC shall provide a copy of such Certificate to the Collateral Agent hereunder. The Collateral Agent may conclusively rely on such certified statement or certificate at all times from and after the issuance thereof until issuance of a new such certified statement or certificate, without any obligation on the part of the Collateral Agent to confirm the truth, accuracy or completeness of such certified statement or certificate and without any obligation on the part of the Collateral Agent to undertake any other inquiry with respect thereto. Upon each occasion that DTFC delivers information relating to the Borrowing Base to the Depositary in accordance with Section 3(a) of the Depositary Agreement, DTFC shall provide a copy of the notice containing such information to the Collateral Agent hereunder. DTFC agrees to notify the Collateral Agent promptly, and in any event within one Business Day, upon its obtaining knowledge of the existence of any Borrowing Base Deficiency or CP Borrowing Base Deficiency.

         (e) The Collateral Agent shall from time to time, but at least monthly, provide DTFC with statements of account relating to the Accounts and the Series 1998-1 Cash

Collateral Account in accordance with the Collateral Agent's customary practices and in a form reasonably satisfactory to the Collateral Agent and DTFC.

         (f) Upon the occurrence and during the continuance of a Liquidity Agreement Amortization Event, all rights of DTFC to request the Collateral Agent to withdraw or order the transfer of Deposited Funds from the Accounts or the Series 1998-1 Cash Collateral Account shall cease, and the Collateral Agent, at the direction (which direction shall be in writing or by telephone (confirmed in writing promptly thereafter)) of the Required Liquidity Providers shall (subject to Section 7.01 hereof), at any time and from time to time, appropriate and apply the Deposited Funds then, or at any time thereafter, on deposit in the Accounts or the Series 1998-1 Cash Collateral Account to the payment or prepayment in full of all outstanding DTFC Obligations, whether or not then due, in the order of priority specified in Section 2.01 hereof (or in the case of the Series 1998-1 Cash Collateral Account, in accordance with
Section 4.18 of the Series 1998-1 Supplement). The Collateral Agent shall make all payments with respect to Commercial Paper Notes outstanding pursuant to clause Second of Section 2.01 to the Depositary for application to the pro rata payment, in accordance with their terms and subject to the provisions of the Depositary Agreement, of the face amount of matured and unmatured Commercial Paper Notes, whether or not such Commercial Paper Notes have been presented to the Depositary for payment.

         SECTION 5.03. Application of Deposited Funds and Assigned Collateral. For purposes of determining the payment to be made to any Person of any Assigned Collateral and Deposited Funds pursuant to Sections 2.01 and
5.02 hereof, the Collateral Agent may rely on certificates or statements furnished to or by it in accordance with the provisions of this Section 5.03; provided, however, to the extent that the Collateral Agent has previously received telephonic or written instructions with respect to determining the payment to be made to any Person of any Assigned Collateral and Deposited Funds pursuant to Section 5.02(c), the Collateral Agent may conclusively rely on such previously received instructions. For purposes of determining the application to be made of Deposited Funds and any Assigned Collateral to any Holder pursuant to clause Second of Section 2.01 and clause (i) of Section 5.02(b) or to the Depositary pursuant to clause First of Section 2.01, clause Eighth of
Section 2.01 or Section 5.02(b)(ii)(b), the Collateral Agent may rely exclusively upon a certificate or other statement (a copy of which shall at the same time also be provided to DTFC) of the Depositary as to the amount then owing to such Holder. For purposes of determining the application to be made of Deposited Funds and any Assigned Collateral to any Liquidity Lender, the Liquidity Agent or the Series 1998-1 Letter of Credit Provider, pursuant to clause Fourth, Fifth, Sixth or Eighth of Section 2.01 hereof (and the corresponding provisions under Section 5.02(b)), the Collateral Agent may rely exclusively upon a certificate or other statement (a copy of which shall at the same time also be provided to DTFC) of the Liquidity Agent (with respect to amounts owing to it or any Liquidity Lender) or the Series 1998-1 Letter of Credit Provider, as the case may be, as to the amount then owing to any such Liquidity Lender, the Liquidity Agent or the Series 1998-1 Letter of Credit Provider, as the case may be. Any application to be made of Deposited Funds and Assigned Collateral to the Collateral Agent pursuant to clause First or Seventh of Section 2.01 hereof (and the corresponding provisions under Section 5.02(b)) may be made upon the Collateral Agent's own certificate or statement delivered to DTFC and the Liquidity Agent, setting forth in reasonable detail the nature of the Collateral Agent's claim and the amount owing to the Collateral Agent on account thereof. For purposes of determining the application to be made of Deposited Funds and Assigned Collateral to DTFC pursuant to clause Third or Ninth of Section 2.01 or the corresponding provisions under Section 5.02(b) hereof or to any Dealer or any other Person (other than any party hereto or any Liquidity Lender) pursuant to clause Eighth of Section 2.01 or the corresponding provisions under Section 5.02(b) hereof, the Collateral Agent may rely conclusively upon a certificate or other statement of DTFC as to the amount then owing to DTFC or such other party. The Collateral Agent shall not be liable for any application of the Deposited Funds in accordance with any certificate or direction delivered pursuant to this Section 5.03 or 5.02(c); provided, however, that no application of the Deposited Funds and Assigned Collateral in accordance with any certificate or statement delivered pursuant to this Section 5.03 or 5.02(c) shall be deemed to restrict or limit the right of the Collateral Agent, DTFC, the Liquidity Agent, the Depositary, any Liquidity Lender or any Dealer to contest with the purported obligee its respective rights in respect of the amount set forth in such certificate or statement.

         SECTION 5.04. Eligible Investments. So long as no Liquidity Agreement Amortization Event (other than a Scheduled Liquidity Agreement Amortization Event) shall have occurred and be continuing and all DTFC Obligations due and owing by DTFC have been paid, monies held in the Accounts shall be invested daily, and the proceeds of investments shall be reinvested daily, by the Collateral Agent in overnight Eligible Investments pursuant to the written direction of DTFC and, in all other cases, such monies and proceeds shall be invested daily and reinvested daily by the Collateral Agent in accordance with the written direction of the Liquidity Agent. The Trustee shall direct the investment of monies held in the Series 1998-1 Cash Collateral Account in overnight Eligible Investments (or Eligible Investments having longer maturities if (i) RCFC has consented thereto in the case of the Series 1998-1 Cash Collateral Account and (ii) the Collateral Agent shall have received written confirmation of the Rating Agencies that Eligible Investments having such longer maturities will not result in the downgrading or withdrawal of the then current ratings of the Commercial Paper Notes by the Rating Agencies) at the direction of Master Servicer under the Master Lease with respect to the Series 1998-1 Cash Collateral Account as provided in Section 4.18(c) of the Series 1998-1 Supplement; provided, however, that so long as a Liquidity Agreement Amortization Event (other than a Scheduled Liquidity Agreement Amortization Event) shall have occurred and be continuing, the Liquidity Agent shall direct the investment of such monies as provided in the Series 1998-1 Supplement. The Collateral Agent shall not be responsible or liable for any loss resulting from the investment performance of any investment or reinvestment of monies held in the Accounts or any other account maintained by the Collateral Agent for the purposes of this Collateral Agreement or in Eligible Investments or from the sale or liquidation of any Eligible Investments in accordance with this Collateral

Agreement. All Eligible Investments shall be made in the name of, and shall be payable to, the Collateral Agent, and all investment costs and expenses shall be reimbursed to the Collateral Agent by DTFC.

         SECTION 5.05. Liquidity Demand; Commitment Termination Demand. (a) Upon receipt by the Collateral Agent on or prior to 12:15 p.m. (New York City time) of a written notice from DTFC notifying the Collateral Agent of the existence and amount of a Commercial Paper Deficit and instructing the Collateral Agent to deliver a Borrowing Request, the Collateral Agent shall, by 12:30 p.m. (New York City time) on the date of such notice (or, in the case of any notice given to the Collateral Agent after 12:15 p.m. (New York City time), by 12:30 p.m. (New York City time) on the next following Business
Day), deliver a Borrowing Request in the form of Exhibit B to the Liquidity Agreement to the Liquidity Agent for a Borrowing in the aggregate in the amount of such Commercial Paper Deficit; provided that if on the date any Borrowing Request is to be delivered by the Collateral Agent, Deposited Funds are available in the Termination Advance Account, the Collateral Agent shall immediately transfer to the Commercial Paper Account such Deposited Funds (up to the amount of the relevant Commercial Paper Deficit) and reduce the amount demanded in the Borrowing Request by the amount of the Deposited Funds so transferred.

         (b) So long as the Series 1998-1 Letter of Credit shall not have been terminated, upon receipt by the Collateral Agent on or prior to 12:30 p.m. (New York City time) of a written notice from the Depositary notifying the Collateral Agent of the existence and amount of a Liquidity Deficiency and directing the Collateral Agent to direct the Enhancement Agent to make a draw under the Series 1998-1 Letter of Credit, the Collateral Agent shall, by 1:00 p.m. (New York City time) on the date of such notice (or, in the case of any notice given to the Collateral Agent after 12:30 p.m. (New York City time), by 1:00 p.m. (New York City time) on the next following Business Day), direct the Enhancement Agent to draw on the Series 1998-1 Letter of Credit in an amount equal to the lesser of (i) such Liquidity Deficiency and (ii) the full amount available to be drawn under the Series 1998-1 Letter of Credit on such date by presenting a draft accompanied by a Certificate of Liquidity Demand in the form of Annex B to the Series 1998-1 Letter of Credit. No such draw under the Series 1998-1 Letter of Credit shall be made unless as of the date of such draw and after giving effect to all Liquidity Advances made on such date under the Liquidity Agreement, the Liquidity Agent shall notify the Collateral Agent by telephone (promptly confirmed in writing) that the Aggregate Liquidity Commitment is fully drawn under the Liquidity Agreement or is not available for reasons other than a failure to meet conditions precedent.

         (c) Upon receipt by the Collateral Agent on or prior to 12:15 p.m. (New York City time) of a written notice from DTFC directing the Collateral Agent to request a Commitment Termination Date Liquidity Advance from a particular Liquidity Lender, the Collateral Agent shall by 12:30 p.m. (New York City time) on the date of such notice (or, in the case of any notice given to the Collateral Agent after 12:15 p.m. (New York City time), by 12:30 p.m.

(New York City time) on the next following Business Day), deliver a Borrowing Request in the form of Exhibit B to the Liquidity Agreement to the Liquidity Agent for a Borrowing in the aggregate in the amount of such Commitment Termination Date Liquidity Advance. DTFC agrees to give the Collateral Agent notice of such direction so the Collateral Agent's Borrowing Request will be delivered to the Liquidity Agent not less than three nor more than five Business Days' before such Liquidity Lender's Scheduled Liquidity Commitment Termination Date.


                                  ARTICLE VI.

                                    DEFAULT

         SECTION 6.01. Rights of the Collateral Agent upon Liquidity Agreement Amortization Event and Liquidation Event of Default. (a) Only if and whenever a Liquidity Agreement Amortization Event shall have occurred and be continuing, the Collateral Agent, at the direction (which direction shall be in writing or by telephone (confirmed in writing promptly thereafter) specifying the action to be taken) of the Required Liquidity Providers shall, from time to time, withdraw amounts in the Accounts or cause the Enhancement Agent to withdraw from the Series 1998-1 Cash Collateral Account for application as provided in Section 5.02(f) and only if and whenever a Liquidity Agreement Amortization Event (other than a Scheduled Liquidity Agreement Amortization Event) shall have occurred and be continuing, the Collateral Agent, at the direction (which direction shall be in writing or by telephone (confirmed in writing promptly thereafter) specifying the action to be taken) of the Required Liquidity Providers may also exercise from time to time any rights and remedies available to DTFC under applicable law or any CP Program Document or DTFC Agreement. DTFC agrees to enforce any rights it may have under the DTFC Agreements and CP Program Documents at the direction of the Collateral Agent. Any amounts obtained by the Collateral Agent on account of or as a result of the exercise by the Collateral Agent of any right with respect to any funds at any time and from time to time on deposit in, or otherwise to the credit of, any of the Accounts, shall be held by the Collateral Agent as additional collateral for the repayment of the DTFC Obligations and shall be applied as provided in Section 2.01 hereof. The Collateral Agent agrees to undertake the actions set forth with respect to the Collateral Agent in Section 9.2 of the Liquidity Agreement.

                                  ARTICLE VII.

                  THE COLLATERAL AGENT, THE LIQUIDITY LENDERS,
                                AND THE HOLDERS
                           OF COMMERCIAL PAPER NOTES

         SECTION 7.01.            Appointment and Powers of Collateral Agent.
The Secured Parties hereby appoint the Collateral Agent their agent hereunder, and hereby authorize the Collateral Agent to take such action on their behalf and to exercise such rights, remedies, powers and privileges hereunder as are specifically authorized to be exercised by the Collateral Agent by the terms hereof, together with such rights, remedies, powers and privileges as are reasonably incidental thereto. The parties hereto agree that the Collateral Agent shall not be required to exercise any discretion or take any action or refrain from taking any action in its capacity as agent for the Secured Parties and DTFC, but shall only be required to act or refrain from acting in such capacity (and shall be fully protected in so acting or refraining from acting) upon the instruction of the Required Liquidity Providers or DTFC, as the case may be, as provided herein. The Collateral Agent may execute any of its duties as agent hereunder by or through agents or employees and shall be entitled to retain experts and to act in reliance upon the advice of such experts concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such experts selected by it. The relationship between the Collateral Agent and each of the Secured Parties is that of agent and principal only, and nothing herein shall be deemed to constitute the Collateral Agent a trustee for any of the Secured Parties or impose on the Collateral Agent any obligations other than those for which express provision is made herein.

         If the Collateral Agent receives unclear or conflicting instructions, it shall be entitled to refrain from taking action until clear or non-conflicting instructions are received, but shall inform the instructing party or parties promptly of its decision to refrain from taking such action. Except as required by the specific terms of this Collateral Agreement, the Collateral Agent shall have no duty to exercise any rights, power, remedy or privilege granted to it hereby, or to take any affirmative action hereunder or thereunder, unless directed to do so by the Required Liquidity Providers (and shall be fully protected in acting or refraining from acting pursuant to such directions which shall be binding on the Secured Parties), and shall not, without the prior approval of the Required Liquidity Providers, waive any default on the part of DTFC, RCFC or the Manufacturers with respect to the Assigned Collateral or amend, modify, supplement or terminate, or agree to any surrender of, this Collateral Agreement or the Assigned Collateral. Notwithstanding anything herein to the contrary, the Collateral Agent shall not be required to take any action which the Collateral Agent has reasonably determined that a reasonable likelihood exists that such action will expose the Collateral Agent to personal or financial liability, unless indemnified to its satisfaction, or which is contrary to this

Collateral Agreement, or any other agreement or instrument relating to the Assigned Collateral or applicable law.

         None of the Secured Parties nor any of its or their respective directors, officers, employees or agents, shall be liable to any Secured Party or any other Person for any action taken or omitted to be taken by it or them hereunder, or in connection herewith, except for its or their own gross negligence or willful misconduct; nor (except for its own due execution and delivery thereof) shall the Collateral Agent be responsible to any Secured Party for the validity, effectiveness, value, sufficiency or enforceability against RCFC or DTFC of this Collateral Agreement or any other document furnished pursuant hereto or in connection herewith, or of the Assigned Collateral (or any part thereof), the Eligible Investments (or any part thereof) or the Deposited Funds (or any part thereof). Without limiting the generality of the foregoing, the Collateral Agent: (i) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations made by any other Person in or in connection with this Collateral Agreement, the Series 1998-1 Supplement, the Vehicle Disposition Programs, the Liquidity Agreement, the Master Lease or any other document relating to the Assigned Collateral; and
(ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Collateral Agreement, the Series 1998-1 Supplement, the Vehicle Disposition Programs, the Liquidity Agreement, the Master Lease or any other agreements or instruments relating to the Assigned Collateral on the part of any party hereto or thereto or to inspect any books and records relating to the Assigned Collateral other than as it determines reasonably necessary in the fulfillment of its own obligations hereunder.

         The Collateral Agent shall be entitled to rely on any communication, instrument, paper or other document reasonably believed by it to be genuine and correct and to have been given, signed or sent by the proper Person or Persons. The Collateral Agent shall be entitled to assume that no Liquidity Agreement Amortization Event shall have occurred and be continuing and that the Accounts, and any funds on deposit in or to the credit of such Accounts, are not subject to any writ, order, judgment, warrant of attachment, execution or similar process (collectively a "writ"), unless (i) in the case of any writ, an officer in the asset finance department of the Collateral Agent has actual knowledge thereof or (ii) the Collateral Agent has received written notice from the Liquidity Agent or RCFC under the Liquidity Agreement that the Majority Banks consider that such a Liquidity Agreement Amortization Event has occurred or such writ has been issued and continues to be in effect, which notice specifies the nature thereof. The Collateral Agent may accept deposits from, lend money to and generally engage in any kind of business with DTFC, any Manufacturer, RCFC and their respective Affiliates as if it were not the agent of the Liquidity Lenders and the Holders of Commercial Paper Notes. The Collateral Agent shall have the right to refrain from taking any action under Article VI hereof unless it has received written directions from the appropriate parties to take such action.

         SECTION 7.02. Collateral Agents and Employees of the Collateral Agent. (i) Each Liquidity Lender hereby agrees, in accordance with its pro rata percentage of the sum of the Aggregate Liquidity Commitment under the Liquidity Agreement, to indemnify and hold harmless the Collateral Agent (which for purposes of this Section 7.02 shall include its officers, directors, employees and agents) (to the extent not reimbursed by DTFC), from and against any and all losses (other than the Collateral Agent's loss of profit), liabilities (including, liabilities for penalties), actions, suits, judgments, demands, damages, out-of-pocket costs and expenses of any kind whatsoever (including, without limitation, reasonable fees and expenses of counsel and other experts) incurred or suffered by the Collateral Agent in its capacity as agent hereunder as a result of any action taken or omitted to be taken by the Collateral Agent in such capacity or otherwise incurred or suffered by, made upon, or assessed against the Collateral Agent in such capacity to the extent not reimbursed by DTFC or by application of the Assigned Collateral; provided that no Liquidity Lender shall be liable for any portion of any such losses, liabilities, actions, suits, judgments, demands, costs or expenses resulting from or attributable to gross negligence or willful misconduct on the part of the Collateral Agent or its agents or employees. Without limiting the generality of the foregoing, each Liquidity Lender hereby agrees, in the ratio aforesaid, to reimburse the Collateral Agent promptly following its demand for any out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Collateral Agent hereunder and not promptly reimbursed to the Collateral Agent by DTFC or by application of the Assigned Collateral. The obligations of each Liquidity Lender under this paragraph shall survive the termination of this Collateral Agreement and the Liquidity Agreement and the discharge of DTFC's obligations thereunder. The aggregate liability of the Liquidity Lenders hereunder for any claim shall be limited to a percentage of the indemnity owing equal to the percentage that the Aggregate Liquidity Commitment is of the Program Size. If at any time, following its demand therefor, the Collateral Agent shall not be reimbursed by DTFC or by the Liquidity Lenders, the Collateral Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts at any time held by the Collateral Agent for the benefit of the Liquidity Lenders, including without limitation any such amounts designated for disbursement to the Liquidity Lenders in accordance with
Section 2.01 or Section 5.02(b), against any and all of the obligations of the Liquidity Lenders to the Collateral Agent now or hereafter existing under this Collateral Agreement. The Collateral Agent agrees promptly to notify each Liquidity Lender after any such set-off and application made by the Collateral Agent, provided that the failure to give such notice shall not affect the validity of such set- off and application. The rights of the Collateral Agent under this Section are in addition to other rights and remedies which the Collateral Agent may have. Any such set-off against amounts owed to Liquidity Lenders by the Collateral Agent shall not cause a payment default of DTFC on amounts due to such Liquidity Lenders to the extent funds are available in the Accounts to be allocated to the payment of all amounts due to the Liquidity Lenders in accordance with Section 2.01 or 5.02(b), as applicable.

         (a) No provision of this Collateral Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any duties hereunder or in the exercise of any rights and powers hereunder.

         (b) Any action or proceeding alleging any breach by the Collateral Agent of duties under this Collateral Agreement shall be prosecuted only in the courts of the State of New York located in the Borough of Manhattan, in New York City or in the United States District Court for the Southern District of New York. The Collateral Agent shall have the right at any time to seek instructions from any court of competent jurisdiction. The Collateral Agent may rely on the advice of counsel and shall be held harmless for actions taken in reliance thereon.

         (c) The Collateral Agent makes no representation as to, and shall have no responsibility for, the correctness of any statement contained in, or the validity or sufficiency of, this Collateral Agreement or any documents or instruments referred to in this Collateral Agreement or the sufficiency or effectiveness of any collateral assigned by this Collateral Agreement or as to or for the validity or collectibility of any obligation contemplated by this Collateral Agreement. The Collateral Agent shall not be accountable for the use or application by any person of disbursements properly made by the Collateral Agent in conformity with the provisions of this Collateral Agreement.

         (d) The Collateral Agent may exercise any of its duties hereunder by or through agents or employees. The possession of the Assigned Collateral by such agents or employees shall be deemed to be the possession of the Collateral Agent.

         (e) The provisions of this Section 7.02 shall survive the termination of this Collateral Agreement or the resignation of the Collateral Agent hereunder.

         SECTION 7.03. Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS COLLATERAL AGREEMENT OR ANY OTHER CP PROGRAM DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO IN CONNECTION HEREWITH OR THEREWITH. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER CP PROGRAM DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO ENTERING INTO THIS COLLATERAL AGREEMENT AND EACH SUCH OTHER CP PROGRAM DOCUMENT.

         SECTION 7.04. Successor Collateral Agent. The Collateral Agent acting hereunder at any time may resign by an instrument in writing addressed and delivered, 30 days prior to the effectiveness of such resignation, to each Liquidity Lender, the Liquidity Agent, the Dealers, DTFC, each Rating Agency and the Depositary, and may be removed at any time with or without cause by an instrument in writing duly executed by or on behalf of the Required Liquidity Providers with written notice to each of the Rating Agencies. Subject to the provisions hereof, the Required Liquidity Providers shall appoint, subject to the written consent of DTFC (which consent shall not be unreasonably withheld), a successor to the Collateral Agent upon any such resignation or removal, by an instrument of substitution complying with the requirements of applicable law, or, in the absence of any such requirements, without any formality other than appointment and designation in writing. Upon the making and acceptance of such appointment, the execution and delivery by such successor Collateral Agent of a ratifying instrument pursuant to which such successor Collateral Agent agrees to assume the duties and obligations imposed on the Collateral Agent by the terms of this Collateral Agreement, and the delivery to such successor Collateral Agent of the Assigned Collateral, the Deposited Funds and documents and instruments then held by the retiring Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the estate, rights, powers, remedies, privileges, immunities, indemnities, duties and obligations hereby granted to or conferred or imposed upon the retiring Collateral Agent named herein, and one such appointment and designation shall not exhaust the right to appoint and designate further successor Collateral Agents hereunder. No removal or resignation of the Collateral Agent shall be effective unless and until a successor Collateral Agent has been duly appointed, and the appointment of such successor Collateral Agent has been accepted by such successor Collateral Agent. No Collateral Agent shall be discharged from its duties or obligations hereunder until the Assigned Collateral, the Deposited Funds and documents and instruments then held by such retiring Collateral Agent shall have been transferred or delivered to the successor Collateral Agent in its capacity as bank or trust company, until all Deposited Funds held in the Accounts and the Series 1998-1 Cash Collateral Account maintained with or in the name of the retiring Collateral Agent shall have been transferred to the new Collateral Account and until such retiring Collateral Agent shall have executed and delivered to the successor Collateral Agent appropriate instruments assigning the retiring Collateral Agent's interest in the Assigned Collateral, the Accounts, the Series 1998-1 Cash Collateral Account, the Deposited Funds and Eligible Investments to the successor Collateral Agent. If no successor Collateral Agent shall be appointed, as aforesaid, or, if appointed, shall not have accepted its appointment, within 30 days after notice of resignation or removal of the retiring Collateral Agent, then, subject to the provisions hereof, the retiring Collateral Agent may appoint a successor Collateral Agent with the written consent of the Liquidity Agent and (so long as no Liquidity Agreement Amortization Event (other than a Scheduled Liquidity Agreement Amortization Event) then exists) DTFC, which consent shall not be unreasonably withheld. Each such successor Collateral Agent shall provide DTFC, each Liquidity Lender, the Liquidity Agent and the Depositary with its address, and telephone, telecopy, telex, E-Mail (if applicable) and TWX numbers, to be used for purposes of Section 9.04 hereof, in a notice complying with the terms of said Section. Notwithstanding the resignation or removal of any Collateral Agent hereunder, the provisions of this Article VII shall continue to inure to the benefit of such retiring Collateral Agent in respect of any action taken or omitted to be taken by such retiring Collateral Agent in its capacity as such while it was Collateral Agent under this Collateral Agreement. DTFC shall provide prompt notice to each Rating Agency of the appointment of a successor Collateral Agent.

         SECTION 7.05. Qualifications of Collateral Agent. Any Collateral Agent at any time acting hereunder must at all times be (i) the corporate trust department of a bank or trust company having its principal office in the District of Columbia or one of the states located in the United States, or (ii) a bank or trust company having its principal office in the District of Columbia or one of the states located in the United States, authorized to accept deposits, or a branch office or agency of a foreign bank located in the District of Columbia or one of the states of the United States, in each case having short-term ratings from Moody's and S&P at least equal to the rating such Rating Agency then assigns to the Commercial Paper Notes.

         SECTION 7.06. Instructions of the Required Liquidity Providers and Other Parties. In any instance in which the Collateral Agent is permitted to take action hereunder, the Collateral Agent shall, except as expressly provided herein or in the Liquidity Agreement, act in accordance with the written instructions received, if any, from the Required Liquidity Providers. All instructions and notices from the Required Liquidity Providers shall be submitted to the Collateral Agent through the Liquidity Agent. All instructions hereunder required to be given by the Majority Banks shall be submitted to the Collateral Agent through the Liquidity Agent.


                                 ARTICLE VIII.

                AMENDMENTS, MODIFICATIONS, WAIVERS AND CONSENTS

         SECTION 8.01. Execution of Amendments, etc. No amendment, modification, supplement, termination or waiver of or to any provision of this Collateral Agreement or the defined terms used herein and set forth in the Definitions List, nor any consent to any departure by DTFC from any provision of this Collateral Agreement, shall be effective unless the same shall be in writing and signed on behalf of the Collateral Agent, the Liquidity Agent on behalf of the Majority Banks, the Depositary, the Series 1998-1 Letter of Credit Provider and DTFC; provided, however, that (i) the written consent of all Liquidity Lenders shall be necessary to the extent that any such amendment, modification, supplement, termination, waiver or consent (a) releases the assignment given hereunder in respect of any of the Assigned Collateral or (b) affects this Section 8.01 or Section 2.01 or 5.02 and (ii) such amendment, modification, supplement, termination or waiver shall not result in the downgrading or the withdrawal of the then current ratings of the Commercial Paper Notes provided by the Rating

Agencies as evidenced by written confirmation from the Rating Agencies. Any waiver of any provision of this Collateral Agreement, and any consent to any departure by DTFC from the terms of any provision of this Collateral Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand upon DTFC in any instance hereunder shall entitle DTFC to any other or further notice or demand in similar or other circumstances.

         Notwithstanding the foregoing provisions of this Section 8.01, DTFC, the Liquidity Agent and the Collateral Agent may, at any time and from time to time, without the consent of the other Secured Parties, enter into any amendment, supplement or other modification to this Collateral Agreement to cure any apparent ambiguity or to correct or supplement any provision in this Collateral Agreement that may be inconsistent with any other provision herein; provided, however, that (i) any such action shall not have a material adverse effect on the interests of the Liquidity Lenders and (ii) a copy of any such amendment, supplement or other modification is furnished the other Secured Parties, in accordance with the notice provisions hereof, not later than ten days prior to the execution thereof.


                                  ARTICLE IX.

                                 MISCELLANEOUS

         SECTION 9.01.            Further Assurances.   DTFC (i) from time to
time, at its expense, will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, as reasonably requested by the Collateral Agent, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Assigned Collateral, including without limitation, the execution of financing or continuation statements, or amendments thereto and
(ii) hereby authorizes the Collateral Agent, if directed by the Secured Parties, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Assigned Collateral without the signature of DTFC, where permitted by law. A carbon photographic or other reproduction of this Assigned Collateral Agreement or any financing statement covering the Assigned Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

         SECTION 9.02. No Waiver; Cumulative Remedies. No failure on the part of the Collateral Agent to exercise, and no delay on the part of the Collateral Agent in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Collateral Agent preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies that may be available to the Collateral Agent, whether at law, in equity or otherwise.

         SECTION 9.03. Notice of Amendments; Waivers. Notice of any amendment, waiver or other change of the terms of the Assigned Collateral (including, without limitation any model year changes in any Vehicle Disposition Program) shall be sent by DTFC, promptly upon becoming aware thereof, to each Rating Agency which shall be required to confirm their ratings on the Commercial Paper Notes prior to the effectiveness thereof.

         SECTION 9.04. Notices, etc. Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, directions, instructions and other communications required or permitted to be given to any party hereto shall be in writing and addressed, delivered or transmitted to such party at its address or facsimile number set forth below, or at any other address or facsimile number, as the case may be, as such party may notify the other parties hereto in accordance with the provisions of this Section 9.04; provided, however, all monthly statements provided for in Section 5.02(d) hereof shall be sent by first class mail. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted upon receipt of electronic confirmation of transmission.

         If to DTFC:

                 Dollar Thrifty Funding Corp.
                 5330 East 31st Street Tulsa,
                 Oklahoma 74135

                 Attention:       Michael H. McMahon
                 Telephone:       (918) 669-3914
                 Telecopier:      (918) 669-2925

         If to the Liquidity Agent:

                 Credit Suisse First Boston
                 Eleven Madison Avenue
                 New York, New York  10010-3629

                 Attention:       Asset Finance Department
                 Telephone:       (212) 325-9078
                 Telecopier:      (212) 325-6677

         If to the Depositary:

                 Bankers Trust Company
                 4 Albany Street
                 New York, New York 10006

                 Attention:       Commercial Paper Group
                 Telephone:       (212) 250-3939
                 Telecopier:      (212) 669-5970


         If to the Collateral Agent:

                 Bankers Trust Company
                 4 Albany Street
                 New York, New York 10006

                 Attention:       Commercial Paper Group
                 Telephone:       (212) 250-3939
                 Telecopier:      (212) 669-5970



         If to the Dealers:

                 Credit Suisse First Boston Corporation
                 Eleven Madison Avenue
                 New York, New York 10010-3629

                 Attention:       Short and Medium Term Finance Department
                 Telephone:       (212) 325-7198
                 Telecopier:      (212) 325-8183

                 Chase Securities Inc.
                 270 Park Avenue, 9th Floor
                 New York, New York 10017

                 Attention:       Money Market Division
                 Telephone:       (212) 834-5070
                 Telecopier:      (212) 834-6560

         If to the Series 1998-1 Letter of Credit Provider:

                 Credit Suisse First Boston
                 Eleven Madison Avenue
                 New York, New York 10010-3629

                 Attention:       Short and Medium-Term Finance Department
                 Telephone:       (212) 325-7198
                 Telecopier:      (212) 325-8183


         If to Moody's:

                 Moody's Investors Service, Inc.
                 99 Church Street
                 New York, New York  10007

                 Attention:       ABS Monitoring Department
                 Telephone:       (212) 553-0300
                 Telecopier:      (212) 553-4773


         If to S&P:

                 Standard & Poor's Ratings Group
                 25 Broadway
                 New York, New York 10001

                 Attention:       Asset-Backed Surveillance Group
                 Telephone:       (212) 208-8000
                 Telecopier:      (212) 412-0225


         If to DCR:

                 Duff & Phelps Credit Rating Co.
                 55 East Monroe Street, Suite 3800
                 Chicago, IL 60603

                 Attention:       John Bella
                 Telephone:       (312) 368-2058
                 Telecopier:      (312) 263-2852

         If to the other Liquidity Lenders, at the addresses set forth below their signatures on the signature pages of the Liquidity Agreement, as such addresses may be revised from time to time by written notice from such Liquidity Lenders.

         SECTION 9.05. Fee; Costs and Expenses, etc. DTFC shall pay to the Collateral Agent as its fee for its services the amounts (which amounts are subject to change as circumstances warrant) as set forth in the Fee Letter set forth as Exhibit A hereto. DTFC hereby agrees to reimburse the Collateral Agent for all reasonable out-of-pocket costs and expenses (including reasonable counsel fees and expenses, but excluding costs and expenses solely attributable to administrative overhead) incurred by the Collateral Agent in connection with the administration and enforcement of this Collateral Agreement and agrees to indemnify and hold harmless the Collateral Agent, the Depositary, the Liquidity Agent and the Liquidity Lenders (which in each case for purposes of this Section 9.05 shall include their respective officers, directors, employees and agents) from and against any and all losses (other than loss of profit), liabilities (including liabilities for penalties), actions, suits, judgments, demands, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses but excluding costs and expenses attributable solely to administrative overhead) incurred by the Collateral Agent (in its capacity as Collateral Agent), the Depositary, the Liquidity Lenders or the Liquidity Agent in connection with the administration or enforcement of this Collateral Agreement and also agrees to pay, indemnify, and to hold each Liquidity Lender, the Collateral Agent, the Liquidity Agent and the Depositary harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Collateral Agreement; provided, however, that DTFC shall not be required to indemnify any Secured Party for any such loss, liability, action, suit, judgment, demand, cost or expense due to willful misconduct or gross negligence on the part of such Secured Party or its respective agents or employees. If DTFC shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of DTFC contained herein or repeated and reaffirmed herein shall be breached, the Collateral Agent may, with the consent of the Required Liquidity Providers, but shall not be required to, do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all amounts so expended by the Collateral Agent shall be repayable to it by DTFC upon the Collateral Agent's demand therefor. The obligations of DTFC under this Section 9.05 shall survive the termination of this Collateral Agreement, the resignation or removal of any of the Secured Parties and the discharge of the other obligations of DTFC hereunder and shall also survive the termination of the Aggregate Liquidity Commitment of the Liquidity Lenders and the termination of the Series 1998-1 Letter of Credit in accordance with the provisions of the Liquidity Agreement and of the Series 1998-1 Letter of Credit, respectively.

         SECTION 9.06.            Collateral Agent Appointed Attorney-in-Fact.
DTFC hereby appoints the Collateral Agent its attorney-in-fact, with full power of substitution, for the purpose of taking such action (including, without limitation any action pursuant to Section 4.03 hereof) and executing agreements, instruments and other documents, in the name of DTFC, as the Collateral Agent or the Required Liquidity Providers may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable.

         SECTION 9.07. Termination; Assigned Collateral. This Collateral Agreement, and any grants, pledges and assignments hereunder, shall terminate when (a) all DTFC Obligations shall have been fully paid and satisfied, (b) the Aggregate Liquidity Commitment of the Liquidity Lenders under the Liquidity Agreement, the Series 1998-1 Letter of Credit Commitment and related documents have terminated, and (c) the Series 1998-1 Letter of Credit shall have terminated, at which time the Collateral Agent, at the written request of DTFC and upon receipt of a certificate from DTFC to the effect that the conditions in clauses (a), (b) and (c) above have been complied with and upon receipt of a certificate from the Liquidity Agent and the Depositary to the effect that the conditions in clauses (a), (b) and (c) relating to DTFC Obligations to the Liquidity Lenders and the Holders of Commercial Paper Notes have been complied with, shall reassign (without recourse upon, or any warranty whatsoever by, the Collateral Agent), deliver at DTFC's expense all Assigned Collateral and documents then in the custody or possession of the Collateral Agent promptly to DTFC and execute such documents and instruments as DTFC may reasonably request in connection with such reassignment.

         DTFC and the Secured Parties hereby agree that, if any Deposited Funds remain on deposit in the Collateral Account after the termination of this Collateral Agreement, such amounts shall be released by the Collateral Agent and paid to DTFC.

         SECTION 9.08.            Governing Law; Binding Character; Assignment.
THIS COLLATERAL AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. This Collateral Agreement shall be binding upon and shall inure to the benefit of DTFC, the Liquidity Lenders, the Liquidity Agent, the Depositary, the Holders of Commercial Paper Notes and the Collateral Agent, and their respective successors and assigns; provided, however, that DTFC may not assign any of its right hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of all of the Liquidity Lenders. This Collateral Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Collateral Agreement, the Liquidity Lenders and the Holders of the Commercial Paper Notes and each of their respective successors and assigns.

         SECTION 9.09. Severability of Provisions. Any provision of this Collateral Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 9.10. No Bankruptcy Petition Against DTFC. Each of the Secured Parties hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of the latest maturing Commercial Paper Note, it will not institute against, or join with any other Person in instituting against, DTFC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Federal or state bankruptcy or similar law; provided, however, that nothing in this Section 9.10 shall constitute a waiver of any right to indemnification, reimbursement or other payment from DTFC pursuant to this Collateral Agreement. In the event that any such Secured Party takes action in violation of this
Section 9.10, DTFC agrees that it shall file an answer with the bankruptcy or otherwise properly contest the filing of such a petition by any such Secured Party against DTFC or the commencement of such action and raise the defense that such Secured Party has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 9.10 shall survive the termination of this Collateral Agreement, and the resignation or removal of the Collateral Agent, the Liquidity Agent or the Depositary. Nothing contained herein shall preclude participation by any Secured Party in assertion or defense of its claims in any such proceeding involving DTFC.

         SECTION 9.11. No Recourse. The obligations of DTFC under this Collateral Agreement are solely the corporate obligations of DTFC. No recourse shall be had for the payment of any amount owing in respect of Section
9.05 hereof or for the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Collateral Agreement against any stockholder, employee, officer, director, Affiliate or incorporator of DTFC; provided, however, that nothing in this Section 9.11 shall relieve any of the foregoing Persons from any liability which such Person may otherwise have for its gross negligence or willful misconduct. The provisions of this Section
9.11 shall survive the termination of this Collateral Agreement.

         SECTION 9.12. Confidentiality. Each party hereto (other than DTFC) agrees that it shall not disclose any Confidential Information to any Person without the prior written consent of RCFC or DTFC. Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit any party hereto from (i) disclosing any and all information that is or becomes publicly known through no fault of a Secured Party, (ii) disclosure of any and all information (which makes reference to RCFC or DTFC or this transaction) obtained by any Secured Party from sources (other than RCFC or
DTFC) that have not notified the Secured Party or Parties that such information is subject to a confidentiality obligation with RCFC or

DTFC (iii) disclosing any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of a Secured Party's business or that of its Affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which any Secured Party or an Affiliate or an officer, director or employee thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by RCFC or DTFC or (E) to any Affiliate, independent or internal auditor, agent, employee or attorney of any Secured Party having a need to know the same, provided that the Secured Party advises such recipient of the confidential nature of the information being disclosed or (iv) any other disclosure authorized by RCFC or DTFC.

         "Confidential Information" means information that RCFC or DTFC furnishes to a Secured Party on a confidential basis, but does not include any such information that is or becomes generally available to the public other than as a result of a disclosure by such Secured Party or other person to which Secured Party delivered such information or that is or becomes available to such Secured Party from a source other than RCFC or DTFC, provided that such source is not (1) known to such Secured Party to be bound by a confidentiality agreement with RCFC or DTFC, as the case may be, or (2) known to such Secured Party to be otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

         SECTION 9.13. Headings. Article and Section headings used in this Collateral Agreement are for convenience of reference only and shall not affect the construction of this Collateral Agreement.

         SECTION 9.14. Execution in Counterparts. This Collateral Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Collateral Agreement.

         SECTION 9.15. Limited Recourse to DTFC. The Collateral Agent agrees that the obligations of DTFC to the Collateral Agent hereunder shall be payable in the order and priority set forth in Section 2.01 and 5.02(b), as applicable, of this Collateral Agreement. Such obligations shall be due and payable only to the extent that DTFC's assets and the Series 1998-1 Letter of Credit Commitment are sufficient to pay such obligations. No claims of the Collateral Agent arising under or in connection with this Collateral Agreement are intended to be impaired or waived by this Section 9.15.

         SECTION 9.16. Waiver of Set-Off With Respect to DTFC. Each of the Collateral Agent, the Depositary, the Series 1998-1 Letter of Credit Provider and the Liquidity Agent hereby waives and relinquishes any right (other than for its fees and expenses) that it has or may have to set-off or to exercise any banker's lien or any right of attachment or garnishment with respect to any funds at any time and from time to time on deposit in, or otherwise to the credit of, any account and any claims of DTFC therein or with respect to any right to payment from DTFC, it being understood, however, that nothing contained in this Section 9.16 shall, or is intended to, derogate from the assignment and security interest granted to the Collateral Agent under this Collateral Agreement or impair any rights of the Secured Parties or the Collateral Agent hereunder or thereunder.

         SECTION 9.17. Obligations of Collateral Agent Under the Note Purchase Agreement. The Collateral Agent hereby acknowledges and agrees to its duties and obligations set forth in the Note Purchase Agreement, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

                    [Remainder of Page Intentionally Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agreement to be duly executed by their respective officers all as of the day and year first above written.

                                        DOLLAR THRIFTY FUNDING CORP.


                                        By:
                                           ---------------------------------
                                           Name:
                                           Title:


                                        CREDIT SUISSE FIRST BOSTON, as
                                           Liquidity Agent and Series 1998-1
                                           Letter of Credit Provider


                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:



                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:


                                        CREDIT SUISSE FIRST BOSTON CORPORATION,
                                           as Dealer


                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:

                                                                       EXHIBIT A

                                   Fee Letter